Exhibit 12.1

October 15, 2024

Board of Directors

2180 Vista Way Unit B #1096,

Oceanside, California 92054

To the Board of Directors:

We have acted as counsel to Next Thing Technologies, Inc. (the “Company”), a Delaware corporation, with respect to the preparation and filing with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended, of the Company’s Offering Statement on Form 1-A (File No. 024-12260) (the “Offering Statement”). The Offering Statement pertained to the offer and sale of up to 10,000,000 shares of Class A Common Stock, consisting of 8,560,000 shares of Class A Common Stock sold by the Company and 1,440,000 shares of Class A Common Stock sold by selling shareholders, plus up to 2,000,000 shares of Class A Common Stock to be issued as bonus shares by the Company (the “Shares”).

In connection with the opinion contained herein, we have examined the Offering Statement and pre-qualification amendments, the Company’s certificate of incorporation and bylaws, the minutes of meetings of the Company’s board of directors, the form of Subscription Agreement, as well as all other documents necessary to render an opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

Based upon the foregoing, we are of the following opinions:

1.	The Company is duly organized under the laws of the State of Delaware, is validly existing, and in good standing.

2.	The use of facsimile signatures by any officer, transfer agent, or registrar is authorized by the bylaws of the Company.

3.	The Shares have been duly authorized by all necessary corporate action of the Company.

4.	When issued and sold by the Company in exchange for cash consideration pursuant to the terms of the Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable.

5.	The Offering Statement has been qualified by the Commission under Tier 2 of Regulation A, and, to our knowledge, (a) the Offering Statement has not been withdrawn, (b) the Offering Statement is not the subject of a suspension order by the Commission, and (c) no proceedings for the purpose of issuing such a suspension order are pending or threatened by the Commission.

6.	The Shares are not “restricted securities” as defined in Rule 144(a)(3) under the Securities Act and are transferable without registration under the Securities Act by any holder which (a) is not an “affiliate” of the Company as defined in Rule 144(a)(1) under the Securities Act, (b) has not been an “affiliate” within three months of such transfer, and (c) has not acquired the Shares from such an “affiliate” within one year of such transfer.

Accordingly, the Shares may be issued as unrestricted securities, except as noted in paragraph 6 above.

Yours truly,

/s/ CrowdCheck Law LLP

AS